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                                                                EXHIBIT (A)(36)


      Laidlaw Environmental Finds Actions Of Safety-Kleen Board Inadequate


COLUMBIA, S.C., March 13 /PRNewswire/ -- Laidlaw Environmental Services, Inc. (NYSE: LLE) said today that the actions taken by the Safety-Kleen Corp. (NYSE:
SK) Board of Directors, which were announced yesterday morning, were at best misleading and did not fully address the conditions of LLE's offer to the SK shareholders. Unfortunately, the Board's actions were conditional in nature and inadequate to fully remove the poison pill provisions as impediments to the completion of Laidlaw Environmental's acquisition of Safety-Kleen.

It is not necessary for the present SK Board to take any position with respect to the LLE offer or to approve the Merger. However, in order for LLE to publicly confirm that "it will effect the Merger", the SK Board must resign on a timely basis, following the tender of at least 2/3 of the SK shareholders to the LLE offer, to allow a new Board to be installed to "effect the Merger". In discussions held yesterday with representatives of the SK Board, LLE was advised that the SK Board presently has no intention to resign and thus LLE cannot "effect the Merger".

Commenting on the Safety-Kleen Board's failure to fully satisfy the conditions of the offer, Mr. Kenneth W. Winger, Laidlaw Environmental's president and chief executive officer, said:

         "I remain disappointed by the failure of the SK Board to recognize and act in accordance with its shareholders' wishes. We are continuing to pursue our claims in Federal District Court in Chicago to have the remaining obstacles to our offer removed. We urge the SK shareholders to tender their shares to the LLE offer by Monday and reinforce the message to the SK Board that they want a timely resolution to this matter."

Laidlaw Environmental Services, Inc., headquartered in Columbia, South Carolina, supplies hazardous and industrial waste management services to industry and government across North America. The Company provides customers with local service from more than 100 locations in the United States and Canada.

SOURCE Laidlaw Environmental Services, Inc.

CONTACT: Kenneth W. Winger, President and Chief Executive Officer, or Paul R. Humphreys, Senior Vice President, Finance and Chief Financial Officer, Laidlaw Environmental Services, Inc., 803-933-4210